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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We have issued our reports dated March 23, 2001, except for the information in the last paragraph of Note 7, as to which the date is April 12, 2001, accompanying the consolidated financial statements and schedules appearing in the Annual Report on Form 10-K of BrightStar Information Technology Group, Inc. for the year ended December 31, 2000, incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference of the aforementioned reports in the Registration Statement and to the use of our name as it appears under the caption "Experts."

Grant Thornton LLP
San Jose, California
May 7, 2001